Exhibit 1(b)

                              CONSOLIDATED BYLAWS
                                       OF
                                TOTAL FLEET S.A.


PART I.- NAME, PRINCIPAL PLACE OF BUSINESS, OBJECT AND DURATION

Article 1. - TOTAL FLEET S.A. is a joint-stock Company (sociedade anonima), and shall be governed by these Bylaws and by its applicable laws and regulations.

Sole Paragraph - The Company is a wholly-owned subsidiary of Localiza Rent a Car S.A ("Localiza")

Article 2. - The Company has its headquarters and venue at Avenida Bernardo Monteiro, No. 1563, in the City of Belo Horizonte, State of Minas Gerais. It may open, transfer or close branches, agencies, offices, and any other establishments upon resolution of the Executive Board.

Article 3 - The object of the Company is the rental and/or management fleets of cars;

Article 4.- The Company shall endure for an indeterminate term.

CHAPTER II. - CAPITAL AND SHARES

Article 5. - The capital stock of the Company is R$123,060,000.00 (a hundred and twenty tree million and sixty thousand Brazilian Reais) divided into 109,630,000(a hundred and nine million, six hundred and thirty thousand) no-par common registered shares.

Sole Paragraph - Following the ratio of the shares previously owned, the shareholders of Localiza shall have the preemptive right to: (i) buy shares of the Capital Stock whenever Localiza decides to sell it, partially or not; and
(ii) subscribe a Capital Increase of the Company, whenever Localiza decides to admit other shareholders.

Article 6.- The shares shall be represented by multiple or single notes, which shall be signed by 2 (two) directors. All the expenses for separating it into parts or for substituting the securities for shares shall be of the responsibility of the shareholders.

Article 7.- The shares are indivisible for the Company and each common share shall confer to its owner one vote in the deliberations of the General Meetings.


CHAPTER III.- ADMINISTRATION OF THE COMPANY

Article 8.- The company shall be managed by a Board of Directors.

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Article 9.- The Board of Directors shall be composed of a minimum of 4 (four)
members, and a maximum of 8 (eight) Directors, who could be shareholders or not, annually elected by the Ordinary General Meeting. Among the elected, the same General Meeting shall point out a member to held the position of President Director and other three members to held the position of Vice-President Directors. All the remaining Directors shall not have a specified designation.

Paragraph 1.- The Directors mandate is of 1 (one) year, whereas for possible reelection. At the end of the office term, the members of the Board of Directors shall remain in their positions until the new elected members take over.


Paragraph 2.- The General Meeting shall set the global remuneration amount of the members of the Board of Directors who shall allocate such amount among its members in a meeting.



Article 10.- The Executive Board shall coven whenever necessary but at least once a year Ordinarily, at the head-office of the Company or at any other previously chosen location. The Meetings shall be held under the chairmanship of the President Director or, in his/her absence, of any of the Vice President Director indicated by the President Director. The minutes shall be transcript and filed at the Company's head-office.

Paragraph 1.- The executive Board meetings shall always be called by the President Director or by the plurality of the members of the Board of Directors.

Paragraph 2.- Every Director shall have the right of one vote in the Meeting, the deliberations shall be approved by the majority of votes, whereas the chairman of the meeting shall have the casting vote in the case of equality.


Article 11.- In the event of absence or temporary impairment of any Director, he/she shall appoint, subject to the prior approval of the President Director, among the remaining Directors, a proxy during his/her absence or impairment. The proxy shall carry out all his/her duties and have the same powers, rights and obligations as its represented Director.

Paragraph 1.- The proxy shall vote, at the Executive Board meetings, for himself and for the Director he is representing.

Paragraph 2.- In case of death, impairment or withdrawal of any Director, the Board of Directors may appoint a proxy, whereas stating his/her mandate which shall not exceed the term of office of the represented Director.

Paragraph 3.- In the event of temporary absence or impairment of the President Director, he/she shall appoint one of the Vice President Directors as a proxy to coven during his/her absence or impairment. The proxy shall then carry out all duties and

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have the same powers, rights and obligations as the represented Director.

Article 12.- The Executive Board of Directors shall manage the corporate business in general whereas performing all of the necessary or suitable acts, except for those which, in accordance with the law hereof under these Bylaws, are attributed to the authority of the General Meeting. Their powers include, not limited to, among others

     a)   to ensure the compliance with the law and these Bylaws;

     b) to ensure the compliance of the deliberations held at the General Meetings, and at their own meetings;

     c)   to administer, manage, and superintend the corporate business; and

     d) to issue and approve instructions and in-house regulations deemed useful or necessary.


Paragraph 1.- The President Director shall:

          a) perform an overall supervision and the strategic planning for all the Company's businesses;

          b) coordinate and orient the activities of the other directors within their respective areas of competence;

          c)   perform executive decision-making functions;

          d) designate whichever director to perform special activities and tasks, besides those that he/she ordinarily performs; and

          e) call out, install and preside the Executive Board of Directors' meetings.

Paragraph 2.- The executive Vice President Director shall:

          a) substitute the President Director in his absence or incapacity whenever recommended by the President Director;

          b) assist the President Director within the supervision, coordination, management and administration of the activities and of the businesses of the Company as well as for all the tasks to which he/she is assigned;


Paragraph 3. Every single Director holds the responsibility to represent the Company in or out of a court of law, actively or passively, before third parties, any public department or federal authority, state or local authority as well, autarchies, mixed capital companies, and quasi-public organizations.

Article 13.- The deeds of any nature, bills of exchange, checks, money orders, contracts and any other documents that implies in liability or obligation to the Company must be signed either by (a) the President Director jointly with any other Director; (b) one Vice President Director, jointly with any other director; (c) by 2 (two) Vice President Directors jointly; (d) by the President Director jointly with a proxy vested with special and expressed powers; (e) by one Vice President Director jointly with one proxy vested with special and expressed powers; or (f) by 2 (two) proxies jointly, vested with special and expressed powers.

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Sole Paragraph.- The Executive Board of Directors shall appoint in a meeting any Director or authorize the appointment of a third party as a proxy to individually perform any act of competence of the Executive Board or of a sole Director, whereas harmless to any identical power or duty stated by these Bylaws to the Executive Board itself or to a sole Director.

Article 14.- Letters of attorney under the Company's name shall always be signed by the President Director and any of the Vice President Directors jointly, or by 2 (two) Vice President Directors jointly, stating the granted powers; except for the ones that grant judicial powers, they shall be granted for a limited term of 13 (thirteen) months.

Article 15.- It is considered expressly forbidden, and therefore null, the acts of any Company Director, employee, or proxy, that involves the Company in any liability related to the businesses or operations outside the scope of corporate purpose, such as sureties, guarantees, endorsements or any other guarantee on behalf of third parties, are hereby expressly forbidden and shall be deemed to be null and void, and without any effect towards the Company, except when expressly authorized by the Executive Board of Directors in meeting, following the due limits established by the Board of Directors.


PART IV. - GENERAL MEETINGS

Article 16.- The General Meetings shall be both ordinary and extraordinary. The Ordinary General meetings shall be held within 4 (four) months after the end of the fiscal year, and General Extraordinary meetings shall be held as often as deemed necessary.

Article 17.- The General meetings shall be called by the President of the Board of Directors, in accordance and within the terms provided by law, and shall be presided by a shareholder chosen by the majority of votes of the attendants. The President of the meeting shall appoint the secretary of the meeting.

Sole Paragraph - Shareholders may be represented at the General Meetings by a proxy, shareholder, manager of the Company or lawyer, duly authorized by a letter of attorney.

Article 18 - The General Meeting have the primordial function to establish the fundamental guidelines and the general orientation of the policy and of the businesses of the Company, as well as to verify and follow up its performance, and, besides what is supposed in accordance with the Law:

(a)  to deliberate over any proposal to amend these Bylaws;

(b) to deliberate over any corporate purpose amendment, or over any involvement of the Company in any other business;

(c) to elect and remove from office the member of the Board of Directors and of the statutory audit committee;

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(d)  to deliberate over the incorporation, merger or transformation of the company's subsidiaries or associations;

(e) to deliberate over the incorporation, merger or transformation of the Company or of its subsidiaries;

(f) to approve the acquisition or disposal by the Company (or related acquisitions or disposals) of assets, businesses, operations or equity securities that shall involve any value higher than R$ 2000,000.00 (two million Brazilian Reais), at the time of the acquisition or disposal, except:

     (i) for cars bought or sold within the normal course of the Company's business; and

     (ii) for financial investment moves for cash management within the normal course of the business;

(g) to deliberate over the liquidation, wind up, self-bankruptcy, composition or similar occurrence, or of any request for liquidation, wind-up, self-bankruptcy or similar occurrence, to the company and/or to its subsidiaries;

(h) to approve, within the authorized capital and the competency of the Administration Council, or to pronounce over the presentation to the General Meeting of a proposal for issuance, voluntary redemption or repurchase of any security issued by the Company or by its subsidiaries (including stock, options, convertible or exchangeable bills, or warrants), or over the practice of any act that may effect the capital structure of the Company or its subsidiaries;

(i) to deliberate over the assumption or guaranty, by the Company or by its subsidiaries of any indebtedness if after considering the assumption or guaranty of such indebtedness the consolidated indebtedness of the Company or its subsidiaries is higher than twice as much the tangible net worth of the Company or its subsidiaries at the time of the latest quarterly balance of the Company or subsidiaries;

(j) to approve any proposal for notice, payment or retention of a dividend higher than 25% (twenty five percent) of the adjusted net profit defined in article 189 and subsequent, of Law N(0). 6404/76;

(k) to approve a distribution proposal as bonus or dividend, of any class of securities of the Company or its subsidiaries, except for what is set in the item (j) above;

(l) to approve the annual business plan, the annual budget and over the long term strategic plan of the Company and of its subsidiaries;

(m) To set a global remuneration for the Board of Directors and its distribution among its members through the setting of fees, benefits and other incentives for the members of the Board f Directors as well as approve any change in fees, benefits and other existing incentive plans

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(n)   to deliberate over the execution or amendment of any contract (or related contracts) signed by the Company or by its subsidiaries, involving payments by or to the Company or its subsidiaries, during the term of the contract or amendment, of an amount higher than R$ 2,000,000.00 (two million Brazilian Reais), on the date of signature of the contract or amendment, except for contracts held for the normal course of the business that are related to:

      (i)   car rental;

      (ii)  indebtedness and cash management;

(o)   to choose or dismiss the independent auditors of the Company;

(p) to approve any operation between the Company or its subsidiaries and any stockholder, nor affiliates or associates, except for:

      (i) operations between the Company and its controlling company Localiza Rent a Car S.A for purposes of cash management; and

      (ii) operations in strictly commutative conditions and with proper compensating payment with Radio Beep Telecomunicacoes Ltda. up to the value, on the date of the operation, of R$ 2,000,000.00 (two million Brazilian Reais) per annum;

      (iii) operations in strictly commutative conditions and with proper compensating with its controlling company and the other affiliated and associated;

(q) to elect and remove from office liquidators, in case of dissolution and liquidity of the Company.


Paragraph 1-for the purposes of what is stated in items (i) and (n) above, indebtedness means: (A)

      (i)   liabilities arisen from loans in cash;

      (ii) liabilities arisen from bonds, debentures, promissory notes or similar instruments;

      (iii) liabilities arisen from the deferred payment of the acquisition price of goods or services, except for accounts payable for the normal course of business;

      (iv)  liabilities related to financial leasing;

      (v) liabilities arisen from imminent debts within agreements for tax installment payment or similar;

      (vi) all third party indebtedness guaranteed by a lien over any asset of the Company or its subsidiaries; and

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      (vii) all third party indebtedness guaranteed by the Company or its subsidiaries;

      except for (B)

      (i)   cash, cash deposited in current account and financial investments;
            and

      (ii) regarding to the Company and its Subsidiaries, loans between the Company and its Subsidiaries.

Article 19 - The deliberations of the General Meeting shall be transcript to a proper book and shall be held with the majority of votes, for each common shall corresponds to one vote.


PART VIII.- STATUTORY AUDIT COMMITTEE

Article 20.- The Company's Statutory Audit Committee shall only be instated upon request of the shareholders, pursuant to law.

Sole Paragraph.- The members of the Statutory Audit Committee shall remain in office until the following General Meeting of the Company.

Article 21.- The Statutory Audit Committee, when in operation, shall be composed by five (5) effective members, and the same number of alternates, all resident in Brazil, alien to the Company's management. The operation of the Statutory Audit Committee and the compensation, authority, duties and liabilities of its members shall comply with prevailing legislation.

PART VI. - FISCAL YEAR, PROFITS AND DIVIDENDS

Article 22.- The Company's fiscal year shall begin on January 1st and end on December 31st every year. At the end of each fiscal year, the financial statements shall be transcript in accordance with applicable laws.

Article 23.- The Company's net profits of each fiscal year, after the legal deductions, shall have the destination deliberated by the General Meeting, after hearing the Statutory Audit Committee if under operation.

Paragraph 1.- To the Shareholders are assured the right to perceive a annual dividend of not less than 25% (twenty-five percent) of the net profit of the year, increased or reduced by the following amounts: (a) the legal reserve; (b) contingency reserves and reversion of these same reserves formed in previous years; and (c) realizable profits transferred to the respective reserve and profits previously recorded in this reserve and realized during the year.

Paragraph 2.- The Company may pay or credit interests as its own capital remuneration, calculated on the accounts of the net worth, observing always the interest rates and the limits established in the legislation in force. The amounts paid to

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the shareholders as interests on its own capital shall be deducted from the minimum obligatory dividend. As decided by the General Meeting, the amount of the interests may be credited and paid to the shareholders and later incorporated to the Company's capital instead of being distributed and paid.

Article 24.- By resolution of the Board of Directors, the Company may provide semi-annual and interim balance sheets and pay dividends from profits ascertained on these balance sheets or accrued profits, pursuant to law.

PART VII.- LIQUIDATION

Article 25.- The Company shall be liquidated when required by law; a general meeting shall determine the manner of liquidation and appoint the liquidator and the Statutory Audit Committee that shall officiate during the period of liquidation.

PART VIII.- FINAL PROVISIONS

Article 26.- In the event of any omission or doubt hereunder, the legal provisions in force shall prevail.

Updated until the General Ordinary and Extraordinary Shareholders Meeting as of December 28, 2001, at 10:00 a.m. hours, now under registration phase at The Chamber of Commerce for the State of Minas Gerais.

[illegible signature]
Jose Salim Mattar Junior
President Director

[illegible signature]
Antonio Claudio Brandao Resende
Executive Vice President Director

[illegible signature]
Eugenio Pacelli Mattar
Executive Vice President Director

[illegible signature]
Flavio Brandao Resende
Executive Vice President Director

Chamber of Commerce for the State of Minas Gerais

I certify the register on March 11th., 2002 under number 2750814

[illegible signature]
Augusto Pimenta de Portilho
In behalf of the General Secretary
Docket 027316483


I hereby declare that the above text is a fair and accurate English translation of the original, recorded in the appropriate book

June 19, 2002

    /s/ Roberto Antonio Mendes

        Roberto Antonio Mendes
      Chief Financial Officer and
Executive Officer of Investor Relations